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                                                                     Exhibit 5.1



            [Letterhead of The First American Financial Corporation]



   The First American Financial Corporation                     August 5, 1997
   114 East Fifth Street
   Santa Ana, CA 92701

   Ladies and Gentlemen:

        I am corporate counsel of The First American Financial Corporation, a California corporation (the "Company"), and am familiar with the proceedings and documents relating to (i) the proposed registration by the Company on Form S-8 Registration Statement (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of (a) 500,000 shares of Common stock, $1.00 par value, of the Company (the "Shares"), to be issued and sold under the Company's 401(k) Savings Plan as amended through the date hereof (the "Plan") and (b) the interests in the Plan to be issued to those employees of the Company and its subsidiaries who are eligible, and elect, to participate in the Plan (the "Interests").

        For purposes of rendering this opinion, I have examined originals or photostatic or certified copies of such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms and conditions set forth in the Plan and the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable, and that the Interests, when issued in accordance with the terms and conditions set forth in the Plan and the Registration Statement, will be validly issued.

        I consent to the use of this opinion as an exhibit to the Registration Statement.

   Very truly yours,


   /s/ Mark R Arnesen
   Vice President, Secretary
   Corporate Counsel

   MRA:sk

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